Exhibit 99.1

Diodes Incorporated Completes Acquisition of Texas Instruments’ Greenock, Scotland Wafer Fabrication Facility and Operations

Plano, Texas – April 1, 2019 – Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog and mixed-signal semiconductor markets, today announced it has completed the transaction to acquire Texas Instruments’ (“TI”) wafer fabrication facility and operation located in Greenock, Scotland (“GFAB”).

As previously announced, Diodes will integrate the Greenock facility and fab operations, including the transfer of all GFAB employees to Diodes. In addition, Diodes is extending offers for permanent employment to 18 contractors who have been supporting the GFAB operation.  As part of a multi-year wafer supply agreement, Diodes will continue to manufacture TI’s Analog products from GFAB as TI transfers into its other wafer fabs.  The 318,782 square-foot facility has a potential capacity of up to 21,666 wafer starts or 256,000 8” equivalent layers per month, depending on product mix.

“We are pleased to successfully complete this transaction and expect it to be immediately accretive,” said Diodes’ President and Chief Executive Officer, Dr. Keh-Shew Lu. “The GFAB acquisition is well aligned to our strategic growth initiatives, especially our expansion in the automotive and industrial markets.  We are also excited by the opportunity to add GFAB’s strong engineering capability and additional wafer fab capacity and anticipate GFAB will play a significant role in achieving our revenue and profit dollar growth goals.  With the close of the transaction, we will now turn our attention to aggressively ramping new wafer fab processes and capabilities at GFAB to support Diodes’ strategic plan.”

“In addition to welcoming the GFAB team, Diodes extends our continued appreciation to the Scottish Government, Scottish Development International and Inverclyde Council, who have supported us throughout this process,” said Dr. Lu.

Commenting on the closing of the transaction, Derek Mackay MSP, Scottish Government Cabinet Secretary for the Economy, said, “I am grateful to Diodes and Texas Instruments for the way in which they have worked with each other and the Scottish Government and our agencies and partners to reach this successful conclusion.  The acquisition of GFAB marks a new and exciting chapter for the plant, which will see continued production and employment in Greenock under Diodes. We look forward to working with Diodes for many years to come.”

Inverclyde Council Leader, Councillor Stephen McCabe, said, “It is excellent news that the deal has been agreed upon between Texas Instruments and Diodes.  These deals can be complex and difficult, and it is to the credit of both companies that it has been concluded so quickly.  Texas Instruments has been a strong and active part of the business community in Inverclyde for many years, and we hope that the smooth transition to Diodes will now see them become as much of an active feature of the strong and vibrant Inverclyde business sector.”

Also commenting on the completion of the acquisition, Paul Lewis, managing director of Scottish Development International, said, “It gives me great pleasure to see this project reach a positive outcome and secure these important jobs on-site. We look forward to working with Diodes as it establishes its presence in Scotland.”

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog, and mixed-signal semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, function-specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors, power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes also has timing, connectivity, switching, and signal integrity solutions for high-speed signals. Diodes’ corporate headquarters and Americas’ sales office are located in Plano, Texas and Milpitas, California. Design, marketing, and engineering centers are located in Plano; Milpitas; Taipei, Taiwan; Taoyuan City, Taiwan; Zhubei City, Taiwan; Manchester, England; and Neuhaus, Germany. Diodes’ wafer fabrication facility is located in Manchester, with an additional facility located in Shanghai, China. Diodes has assembly and test facilities located in Shanghai, Jinan, Chengdu, and Yangzhou, China, as well as in Hong Kong, Neuhaus, and Taipei. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea; Munich, Germany; and Tokyo, Japan, with support offices throughout the world.

Cautionary Information Regarding Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements as to: the expected benefits of the acquisition, including the acquisition being immediately accretive; the expected benefits of the new multi-year wafer supply agreement; the expected significant revenue and profit dollar growth over the next several years; and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” “will” and similar expressions. Potential risks and uncertainties include, but are not limited to, such factors as: the possibility that the transaction may not be consummated, including as a result of any of the conditions precedent (including the failure to obtain any required approvals); the risk of global market downturn conditions and volatilities impacting the completion of the acquisition; the risk that GFAB will not be integrated successfully into Diodes’ overall business; the risk that the expected benefits of the acquisition may not be realized, including the realization of the accretive effect of the acquisition; the risk that GFAB’s standards, procedures and controls will not be brought into conformance within Diodes’ operation; difficulties in transitioning and retaining GFAB employees following the acquisition; difficulties in consolidating facilities and transferring processes and know-how; the diversion of our management’s attention from the management of our business; Diodes may not be able to maintain its current growth strategy or continue to maintain its current performance, costs and loadings in its manufacturing facilities; risks of domestic and foreign operations, including excessive operation costs, labor shortages, higher tax rates and Diodes’ joint venture prospects; unfavorable currency exchange rates; and the impact of competition and other risk factors relating to our industry and business as detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Media Contact:

Diodes Incorporated

Julie Holland

VP, Corporate Operations

P: 972-987-3900

E: Julie_Holland@diodes.com

Company Contact:

Diodes Incorporated

Laura Mehrl

Director, Investor Relations

P: 972-987-3959

E: laura_mehrl@diodes.com

Investor Relations Contact:

Shelton Group

Leanne K. Sievers, President

P: 949-224-3874

E: lsievers@sheltongroup.com

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